Exhibit 5.1

O L S H A N	1325 AVENUE OF THE AMERICAS ● NEW YORK, NEW YORK 10019 TELEPHONE: 212.451.2300 ● FACSIMILE: 212.451.2222

January 22, 2020

The LGL Group, Inc.

2525 Shader Road

Orlando, Florida 32804

Re:	ATM Prospectus Supplement

Ladies and Gentlemen:

We have acted as special counsel to The LGL Group, Inc., a Delaware corporation (the “Company”), in connection with the sale through Jefferies LLC as the sales agent (the “Sales Agent”) from time to time by the Company of shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), having an aggregate offering price of up to $15,000,000 (the “Shares”) all of which are authorized but heretofore unissued shares to be offered and sold pursuant to the Registration Statement on Form S-3 (File No. 333-235767) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on December 31, 2019, which became effective on January 8, 2020, as supplemented by the prospectus supplement for the sale of the Shares dated January 22, 2020 (as so supplemented, the “Prospectus”), and that certain Open Market Sale AgreementSM dated as of January 22, 2020 between the Sales Agent and the Company (the “Sales Agreement”).

This opinion letter is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

For purposes of rendering the opinions expressed below, we have examined the Registration Statement, the Prospectus, the Company’s Certificate of Incorporation (the “Certificate of Incorporation”) as currently in effect, and the Company’s Bylaws, as amended (the “Bylaws”), as currently in effect, and we have made such investigation of law as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Company. For purposes of this opinion letter, we have assumed that (i) each document submitted to us is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; and (iv) all signatures on each such document are genuine. We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have not verified any of these assumptions.

The opinions expressed in this opinion letter are limited to the Delaware General Corporation Law (the “DGCL”). We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of (a) any other laws; (b) the laws of any other jurisdiction; or (c) the laws of any county, municipality or other political subdivision or local governmental agency or authority.

O L S H A N F R O M E W O L O S K Y L L P	WWW.OLSHANLAW.COM

January 22, 2020

Based upon and subject to the foregoing and in reliance thereon, and subject to the assumptions, qualifications, limitations and exceptions set forth below, we are of the opinion that when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Sales Agreement, the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that (i) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL and (ii) upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its Certificate of Incorporation.

We assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur after the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed by the Company with the Commission on the date hereof and the incorporation thereof in the Registration Statement and to the reference to this firm in the Sales Agreement Prospectus under the caption “Legal Matters.” In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ Olshan Frome Wolosky LLP

Olshan Frome Wolosky LLP